Filed Pursuant to Rule 433

Registration Statement No. 333-184717

Pricing Term Sheet

December 3, 2013

MICROSOFT CORPORATION

1.625% Notes due 2018

3.625% Notes due 2023

4.875% Notes due 2043

Issuer:	Microsoft Corporation

Title of Securities:	1.625% Notes due 2018 (the “2018 Notes”) 3.625% Notes due 2023 (the “2023 Notes”) 4.875% Notes due 2043 (the “2043 Notes” and, collectively with the 2018 Notes and the 2023 Notes, the “Notes”)

Aggregate Principal Amount Offered:	2018 Notes:	$1,250,000,000
	2023 Notes:	$1,500,000,000
	2043 Notes:	$500,000,000

Price to Public (Issue Price):	2018 Notes:	99.423% of principal amount
	2023 Notes:	99.508% of principal amount
	2043 Notes:	99.654% of principal amount

Maturity Date:	2018 Notes:	December 6, 2018
	2023 Notes:	December 15, 2023
	2043 Notes:	December 15, 2043

Coupon (Interest Rate):	2018 Notes:	1.625% per annum
	2023 Notes:	3.625% per annum
	2043 Notes:	4.875% per annum

Benchmark Treasury:	2018 Notes:	UST 1.25% due November 30, 2018
	2023 Notes:	UST 2.75% due November 15, 2023
	2043 Notes:	UST 3.625% due August 15, 2043

Spread to Benchmark Treasury:	2018 Notes:	0.35% (+35 basis points)
	2023 Notes:	0.90% (+90 basis points)
	2043 Notes:	1.05% (+105 basis points)

Benchmark Treasury Price and Yield:	2018 Notes:	99-09+ / 1.396%
	2023 Notes:	99-22+ / 2.784%
	2043 Notes:	96-02+ / 3.847%

Yield to Maturity:	2018 Notes:	1.746%
	2023 Notes:	3.684%
	2043 Notes:	4.897%

Interest Payment Dates:

2018 Notes: Semi-annually on June 6 and December 6, beginning on June 6, 2014

2023 Notes: Semi-annually on June 15 and December 15, beginning on June 15, 2014

2043 Notes: Semi-annually on June 15 and December 15, beginning on June 15, 2014

Interest Payment Record Dates:	2018 Notes: May 22 and November 22 of each year 2023 Notes: June 1 and December 1 of each year 2043 Notes: June 1 and December 1 of each year

Optional Redemption:

2018 Notes:

At any time prior to December 6, 2018 at T+7 basis points

2023 Notes:

At any time prior to September 15, 2023, at T+15 basis points

At any time on or after September 15, 2023, at a redemption price of 100% of the principal amount to be redeemed

2043 Notes:

At any time prior to June 15, 2043, at T+20 basis points

At any time on or after June 15, 2043, at a redemption price of 100% of the principal amount to be redeemed

Type of Offering:	SEC registered (No. 333-184717)

Net Proceeds to Issuer (before	2018 Notes:	$1,242,787,500
underwriting discount):	2023 Notes:	$1,492,620,000
	2043 Notes:	$498,270,000

Net Proceeds to Issuer (after	2018 Notes:	$1,238,412,500
underwriting discount):	2023 Notes:	$1,485,870,000
	2043 Notes:	$493,895,000

Trade Date:	December 3, 2013

Settlement Date (T+3):	December 6, 2013

Joint Book-Running Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:	CAVU Securities, LLC Lebenthal & Co., LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

Listing:	None

CUSIP/ISIN:	2018 Notes:	594918 AV6 / US594918AV63
	2023 Notes:	594918 AW4 / US594918AW47
	2043 Notes:	594918 AX2 / US594918AX20

Additional Information:	The Issuer also priced an offering of €1,750,000,000 of 2.125% Notes due 2021 and €1,750,000,000 of 3.125% Notes due 2028 to be settled on or about the Settlement Date referred to above. The U.S. dollar equivalent of the aggregate principal amount of such Notes translated from euro using the exchange rate of €1.00 = $1.3606 on November 29, 2013 as announced by the U.S. Federal Reserve Board) is $4,762,100,000.

Long-Term Debt Ratings:	Moody’s, Aaa (stable); S&P, AAA (stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays toll free at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com; by calling HSBC Securities (USA) Inc. toll free at 1-866-811-8049; by calling J.P. Morgan Securities LLC collect at 212-834-4533; or by calling Wells Fargo Securities, LLC toll free at 1-800-326-5897.

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